5355 Town Center Road
Suite 701
Boca Raton, FL 33486

Exhibit 10.2

EMERGENT CAPITAL, INC.
2010 OMNIBUS INCENTIVE PLAN AS AMENDED AND RESTATED
STOCK APPRECIATION RIGHTS AWARD
[ADDRESS]
[ADDRESS]
[ADDRESS]
Dear _____________:
You have been granted a Stock Appreciation Rights Award (the “Award”) under the Emergent Capital, Inc. 2010 Omnibus Incentive Plan, as amended and restated (the “Plan”), with terms and conditions described below. This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

Grant Date:	____________________
Number of Stock Appreciation Rights (“SARs”):	____________________
Terms of Award:
Each SAR entitles you to receive, upon exercise, an amount (referred to as the “Stock Appreciation Amount”) equal to the excess of (a) the Fair Market Value per Share of Stock on the exercise date, over (b) $________, being not less than the Fair Market Value per Share of Stock on the Grant Date (the amount in (b) referred to as the “Exercise Price”). Such SARs will be exercisable and settled as hereinafter provided.

Service Vesting Period:	Grant Date through ___________________ [referred to herein as the “Vesting Date”]
Vesting Schedule:
The SARs will vest and become exercisable in full on the Vesting Date, provided you are continuously [for non-employees—performing services OR serving on a Committee] [for employees--employed by the Company] through the Service Vesting Period.

Notwithstanding the foregoing, the SARs will also vest and become exercisable upon the earlier to occur of the following events:

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•    The date of a Change in Control prior to the Vesting Date, if you are continuously [for non-employees—performing services OR serving on a Committee] [for employees-- employed by the Company] through the date preceding the date of the Change in Control (“CIC Vesting Event”); and
•    The date prior to the Vesting Date on which your [for employees -- employment or] service relationship with the Company is terminated [for non-employees—in all capacities including but not limited to, as a board member, employee consultant or otherwise (“Termination of Service”)] (1) as a result of your death or Disability or (2) by the Company other than for Cause (“Early Termination Vesting Event”).

Except as otherwise provided above, upon your [for non-employees—Termination of Service] [for employees--termination of employment with, or cessation of services to, the Company], prior to the date the SARs are vested, you will forfeit the unvested SARs. In addition, if [for non-employees—you have a Termination of Service other than for Cause] [for employees--your employment or service relationship with the Company is terminated due to an Early Termination Vesting Event] but the Company later learns facts that could have permitted it to terminate your [for employees--employment or] service for Cause if such facts had been known at the time of your termination, then any SARs that have not yet been exercised (whether vested or unvested) shall be forfeited immediately on the date of such determination and with respect to any vested SARs that have been exercised, any amounts or Shares you received upon exercise of this Award shall be forfeited and shall be returned to the Company without payment therefor.

Expiration Date:	The Expiration Date of the SARs is the date that is ten (10) years from the Grant Date. The SARs may not be exercised on or after the Expiration Date.
Exercisability of SARs:
The SARs shall become exercisable at the time they become vested. Once the SARs have become exercisable in accordance with the preceding sentence, they shall continue to be exercisable until the termination of your rights hereunder or until the Expiration Date, if earlier. A partial exercise of the SARs shall not affect your right to exercise the SARs with respect to the remaining Shares, subject to the terms and conditions of the Plan and those set forth herein.

Method of Exercising SARs and Form of Payment of Stock
The SARs shall be exercised pursuant to procedures established by the Company for exercising the SARs. Upon exercise of the SARs, the Stock Appreciation Amount, [for employees only--less any amounts withheld for the payment of taxes as described below,] shall be paid, as determined solely at the discretion of the Company, in (a) whole Shares, (b) cash, or (c) a combination of both cash and Shares.

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Exercise of Vested SARs After Termination:
In the event you have [for non-employees—a Termination of Service] [for employees--a termination of employment or service] on or after some or all of your SARs are vested, the rules under this paragraph shall apply.
(a) Except as provided in subparagraphs (b) and (c), if you have a [for non-employees—Termination of Service] [for employees--termination of employment or service] after the SARs are vested, but prior to the Expiration Date, you may exercise the SARs with respect to the Shares you are entitled to exercise, within sixty (60) days of the date of such [for non-employees—Termination of Service] [for employees--termination of employment or service] (but in no event later than the Expiration Date). Any portion of the vested SARs that is not exercised within the foregoing sixty (60) day period shall be immediately forfeited.
(b) If you experience an Early Termination Vesting Event prior to the Expiration Date, you or your beneficiary (or estate as the case may be) may exercise the SARs with respect to the Shares you are entitled to exercise, within six months of the date of such Early Termination Vesting Event (but in no event later than the Expiration Date). Any portion of the vested SARs that is not exercised within the foregoing six months period shall be immediately forfeited. You shall have the right to designate your beneficiary in accordance with procedures established under the Plan for such purpose. If you fail to designate a beneficiary, or if at the time of your death there is no surviving beneficiary, the exercisable SARs may be exercised by your estate.
(c) Except as otherwise determined in accordance with the terms of the CIC transaction and the Plan, the portion of the SARs vested pursuant to a CIC Vesting Event may be exercised beginning on the date the SAR becomes vested and shall remain exercisable according to the other terms of this Award Notice, and you may exercise this SAR during the remainder of the period preceding the Expiration Date.

Rights as Shareholder:
You will not be deemed for any purposes, including voting rights, to be a shareholder of the Company with respect to any of the SARs unless and until a certificate for Shares is issued, or an appropriate book entry made, upon exercise of the SARs.

Transferability of Award:
You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment of this Award, other than as set forth in the Plan, will be null and void.

Transferability of SARs:
You may not sell, transfer or otherwise alienate or hypothecate any of your SARs. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a shareholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award.

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Market Stand-Off:
In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company and the Company’s underwriters. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

[Tax Withholding:
Include this paragraph for employees only--To the extent that the exercise of the SARs, or any other event with respect to this Award, results in income to you for Federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such taxable event, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from any compensation payable to you, including compensation due under this Award, an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you under the Award having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold; provided that the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date of the applicable event triggering the withholding obligation. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.]

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Miscellaneous:
•    This Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Board or the Committee without your consent in accordance with the provisions of the Plan.
•    The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.
•    In the event any provision of this Award is held illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remaining provisions of this Award, and this Award shall be construed and enforced as if the illegal or invalid provision had not been included in this Award.
•    The SARs constitute a mere promise by the Company to provide benefits in the future if such benefits come due under the Award. You will have the status of a general creditor of the Company with respect to any vested Award.
•    As a condition to the grant of this Award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan, and any determination made by the Committee pursuant to this Award or the Plan, shall be final, binding and conclusive.
•    This Award may be executed in counterparts.

BY SIGNING BELOW AND ACCEPTING THIS STOCK APPRECIATION RIGHTS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THE PLAN.

By:

Name:
Date:

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